UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2008

NovaBay Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

California	001-33678	68-0454536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5980 Horton Street, Suite 550, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 899-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

NovaBay Pharmaceuticals, Inc. (the “Company”) hereby amends and supplements its Current Report on Form 8-K dated January 9, 2008 and filed on January 15, 2008 (the “Form 8-K”), as set forth in this Current Report on Form 8-K/A (the “Form 8-K/A”). The Form 8-K was filed to report, among other things, the appointment and compensation of Thomas J. Paulson as the Company’s new Chief Financial Officer. This Form 8-K/A is being filed solely to correct a typographical error in the information regarding the vesting schedule applicable to the option to acquire the Company’s common stock that Mr. Paulson is eligible to receive as part of his compensation as the Company’s new Chief Financial Officer. Except as described herein, the information contained in the Form 8-K has not been updated or amended.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 9, 2008, the Company appointed Thomas J. Paulson as the Company’s Chief Financial Officer. Mr. Paulson will replace Jack O’Reilly, who has served as the Company’s Chief Financial Officer as well as its Senior Vice President since November 2004 and as a director since July 2002. Mr. O’Reilly will continue his role as Senior Vice President of Corporate and Business Development and as a director and will be working with Mr. Paulson to facilitate an orderly transition of responsibilities. The full text of the press release announcing the appointment of Mr. Paulson as the Company’s Chief Financial Officer is included as Exhibit 99.1 to this report.

Mr. Paulson, 61 years old, has more than 35 years of financial and managerial experience, including working with publicly traded biotechnology and healthcare companies, as well as for divisions of major healthcare corporations. Before joining the Company, Mr. Paulson was a partner at Tatum LLC, an executive services and consulting firm which he joined in April 2007, and the President and Chief Executive Officer of The Paulson Group, a management consulting company whose clients included high-technology and biotechnology companies, which he founded in February 2006. Immediately prior to forming the consulting firm, Mr. Paulson was Vice President-Finance, Chief Financial Officer and Secretary of Avigen, Inc., a publicly traded biopharmaceutical company focused on unique and small molecule therapeutics and biologics, from 1996 to January 2006. From 1994 to 1996, Mr. Paulson was a consultant to several high-technology and biotechnology companies. From 1989 to 1994, Mr. Paulson served as Chief Financial Officer, Secretary and Treasurer of Neurogen Corporation, a publicly traded development stage biotechnology company. Mr. Paulson’s earlier career included financial positions at Ciba-Corning Diagnostics, Quidel Corporation and Abbott Laboratories. Mr. Paulson has an MBA from the University of Chicago and a bachelor’s degree in Business Administration from Loyola University in Chicago.

In connection with the appointment of Mr. Paulson as the Company’s Chief Financial Officer, the Company entered into a four year employment agreement with Mr. Paulson effective as of January 9, 2008. Pursuant to the terms of the agreement, the annual salary for Mr. Paulson will be $250,000, subject to periodic adjustment at the discretion of the Company’s Board of Directors (the “Board”), provided that his then current annual salary cannot be reduced without his consent. Mr. Paulson is also entitled to five weeks of vacation and to participate in all of the Company’s benefit programs that are generally available to similar, high level executives, as well as any additional benefits that may be approved by the Board. Although Mr. Paulson will be employed on an at-will basis, in the event that his employment is terminated for any reason other than for cause, then the Company will be required to pay him an amount equal to up to one year’s salary at his salary rate as then in effect plus an amount equal to the bonus which was paid to him for his services during the previous calendar year. Such amounts will be paid within approximately six to 12 months, depending on the amounts to be paid. In the event that Mr. Paulson is terminated for cause after at least 12 months of employment with the Company, then the Company will be required to pay him a lump sum of $15,000 within 60 days of the termination. Subject to Board approval, Mr. Paulson will be granted an option to purchase up to 200,000 shares of the Company’s common stock at an exercise price equal to the closing sales price of one share of the Company’s common stock, as reported by the American Stock Exchange, on the date of grant of the option. The option will have a term of 10 years from the grant date and vest over four years, subject to his continued employment, with 25% of the option vesting on the one year anniversary of his hire date and the remainder vesting in equal quarterly installments over the following 36 months. The option will vest in full upon a change in control of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 10, 2008, of NovaBay Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 15, 2008	NOVABAY PHARMACEUTICALS, INC.

	By:	/S/ RAMIN NAJAFI
Ramin (“Ron”) Najafi
Chairman of the Board, Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 10, 2008, of NovaBay Pharmaceuticals, Inc.